Exhibit 10.10

SUPPLEMENT TO THE AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
PSLT OP, L.P.
ESTABLISHING
CLASS A COMMON UNITS
OF
LIMITED PARTNERSHIP INTEREST

In accordance with Sections 4.2 and 14.1 B(3) of the Amended and Restated Agreement of Limited Partnership, dated as of August 3, 2004 (the “Partnership Agreement”), the Partnership Agreement is hereby supplemented (the “Supplement”) to establish a class of 1,824,377 common units of limited partnership interest of PSLT OP, L.P. (the “Partnership”) which shall be designated “Class A Common Units” having the rights, powers, privileges and restrictions, qualifications and limitations as set forth below and which shall be issued to the parties and in the amounts set forth on Schedule A hereto. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Partnership Agreement.

WHEREAS, the Partnership and Fortress Brookdale Acquisition LLC (the “Purchaser”) have entered into a unit subscription agreement dated August 2, 2004 (the “Subscription Agreement”) with respect to the purchase by the Purchaser of Class A Common Units at a price of $15.00 per Class A Common Unit.

WHEREAS, pursuant to Section 4.2 of the Partnership Agreement, the Partnership is issuing 1,824,377 Class A Common Units to the Purchaser with the rights, powers, privileges and restrictions, qualifications and limitations as set forth below pursuant to the terms of the Subscription Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.	Issuance of Class A Common Units

Pursuant to Section 4.2 of the Partnership Agreement, the Partnership hereby issues 1,824,377 Partnership Interests (the “Class A Common Units”) to the parties and in the amounts set forth on Schedule A hereto. The Class A Common Units shall have the rights, powers, privileges, restrictions, qualifications and limitations (including, but not limited to, limitations on transfer) of Limited Partners under the Partnership Agreement, as supplemented and amended by the rights, powers, privileges, restrictions, qualifications and limitations specified in Exhibit I hereto.

The admission of the Purchaser as an Additional Limited Partner of the Partnership shall become effective as of the date of this Supplement, which shall also be the date upon which the name of the Purchaser is recorded on the books and records of the Partnership and Exhibit A to the Partnership Agreement is amended to reflect such admission.

Section 2.	Amendment to Partnership Agreement.

Pursuant to Section 14.1.B(3) of the Partnership Agreement, the General Partner, as general partner of the Partnership and as attorney-in-fact for its Limited Partners, hereby amends the Partnership Agreement as follows:

Article 1 of the Partnership Agreement is hereby amended by adding the following definition of “Class A Common Units”:

“Class A Common Units” means the units of limited partnership interest issued on August 3, 2004, in connection with the consummation of the transactions set forth in the Unit Subscription Agreement, dated August 2, 2004, between the Partnership and Fortress Brookdale Acquisition LLC.

Section 3.	Continuation of Partnership Agreement

The Partnership Agreement and this Supplement shall be read together and shall have the same force and effect as if the provisions of the Partnership Agreement and this Supplement (including Exhibit I hereto) were contained in one document. Any provisions of the Partnership Agreement not amended by this Supplement shall remain in full force and effect as provided in the Partnership Agreement immediately prior to the date hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Supplement to the Partnership Agreement as of the 3rd day of August, 2004.

GENERAL PARTNER:

PSLT GP, LLC

By: Provident Senior Living Trust, its sole member

By:	/s/ Darryl W. Copeland, Jr.
Name: Darryl W. Copeland, Jr.
Title: Chief Executive Officer and President

EXISTING LIMITED PARTNERS:

Provident Senior Living Trust

By:	/s/ Darryl W. Copeland, Jr.
Name: Darryl W. Copeland, Jr.
Title: Chief Executive Officer and President

CLASS A COMMON UNIT HOLDER:

FORTRESS BROOKDALE ACQUISITION LLC

By:	Fortress Registered Investment Trust, its managing member

By:	/s/ Randal A. Nardone
Name: Randal A. Nardone
Title: Authorized Signatory

EXHIBIT I

PSLT OP, L.P.

DESIGNATION OF THE RIGHTS, POWERS, PRIVILEGES,

RESTRICTIONS, QUALIFICATIONS AND LIMITATIONS

OF THE CLASS A COMMON LIMITED PARTNERSHIP UNITS

The following are the terms of the Class A Common Limited Partnership Units established pursuant to this Supplement:

1.  Number. The maximum number of authorized Class A Common Limited Partnership Units (the “Class A Common Units”) shall be 1,824,377.

2.  Ranking. The Class A Common Units shall rank on a parity with the Common Units in all respects.

3.  Percentage Interest. Percentage Interest in the Partnership (as defined in the Supplement to the Partnership Agreement, dated August 3, 2004 (the “Supplement”) to which this Exhibit I is attached) with respect to the Class A Common Units issued pursuant to the Subscription Agreement (as defined in the Supplement) shall be equal to the ratio of 1,824,377 (or such lesser number as are subscribed to by Purchaser) divided by the total number of Partnership Units then outstanding; provided, however, that in no event and notwithstanding anything in the Partnership Agreement, the Subscription Agreement or the Supplement to the contrary, Purchaser’s Percentage Interest in the profits and/or capital of the Partnership shall at no time equal or exceed twenty-five percent (25%).

4.  No Liquidation Preference. The Class A Common Units shall have no liquidation preference.

5.  Conversion. Except as provided in Section 13 below, the Class A Common Units are not convertible into any other property or securities of the Partnership.

6.  Redemption at the Option of the Partnership. Class A Common Units will be redeemable at the option of the Partnership for the consideration specified in Section 12 below, as determined in the sole and absolute discretion of the General Partner.

7.  Allocation. As of any given date, the aggregate amount of Partnership federal taxable income allocated to a holder of Class A Common Units shall not exceed the aggregate amount of cash distributed (including amounts deemed distributed pursuant to Section 5.2 of the Partnership Agreement) to such holder. For purposes of this determination, each such aggregate amount shall be calculated during the period beginning on the date of issuance of the Class A Common Units to such holder through the date on which such determination is to be made. Upon a redemption of all or any portion of the Class A Common Units, the Partnership agrees that it will use the “interim closing of the books” method for purposes of allocating Partnership federal taxable income and loss to the redeeming Class A Common Unit holder.

8.  Parity with REIT Distributions. Concurrently with any dividend distribution by the Company with respect to REIT Shares, the Partnership shall distribute an equivalent amount to each Class A Common Unit holder, so that each Class A Common Unit holder receives an amount per Class A Common Unit in the Partnership held by such Partner equal to the dividend amount per REIT Share paid by the Company.

9.  Record Date of Distributions.In the event that a distribution is paid with respect to REIT Shares after the redemption of a Class A Common Unit, and such distribution has a record date prior to such redemption (such that the redeeming holder of Class A Common Units does not otherwise receive such distribution), the redeeming holder of Class A Common Units will be entitled to an additional redemption payment, in cash, equal to the amount per REIT Share to be paid in such distribution.

10.  Transfer Upon Liquidation or Redemption. Notwithstanding anything in the Partnership Agreement to the contrary, in the event of a Seller Liquidation or a Seller Redemption, Purchaser shall be entitled to transfer all or a portion of its Class A Common Units to one or more of the Selling Stockholders, to the maximum extent necessary to effectuate such Seller Liquidation or Seller Redemption. The terms “Seller Liquidation,” “Seller Redemption”, and “Selling Stockholders” shall have the meaning set forth for such terms as in that certain Amendment No. 1 to Stock Purchase Agreement, by and among Purchaser, the Company and BLC Senior Holdings, Inc, a Delaware corporation, dated on or about the date hereof.

11.  Voting Rights.

(a) Holders of Class A Common Units shall have the right to vote on all matters submitted to a vote of the holders of Common Units; holders of Class A Common Units and Common Units shall vote together as a single class, together with any other class or series of units of limited partnership interest in the Partnership upon which like voting rights have been conferred. In any matter in which the Class A Common Units are entitled to vote, including an action by written consent, each Class A Common Unit shall be entitled to one vote.

(b) In addition to, and not in limitation of, the provisions of Section 7(a) above (and notwithstanding anything appearing to be contrary in the Partnership Agreement) , the Company shall not, without the affirmative consent of the holders of sixty-six and two-thirds percent (66 2/3%) of the then outstanding Class A Common Units take any action that would materially and adversely alter, change, modify or amend the rights, powers or privileges of the Class A Common Units wherein such alteration, change, modification or amendment would not similarly alter, change, modify or amend the rights, powers or privileges of the Common Units.

12.  Redemption at Holder’s Election.

Holders of Class A Common Units shall have the right to redeem their Class A Common Units in accordance with the Redemption Right pursuant to Section 8.6 of the Agreement, on the same terms and subject to the same conditions and limitations as holders of Common Units, including, without limitation, the right of the holder to receive the Cash Amount upon the exercise of the Redemption Right and the right of the General Partner to acquire, in its sole and absolute discretion, any Class A Common Units that are redeemed in accordance with the Redemption Right by paying to the Redeeming Partner either the Cash Amount or the REIT Shares Amount; provided that, for purposes of the Class A Units only, the Cash Amount shall be the greater of $15.00 per Class A Common Unit or an amount of cash per Class A Common Unit equal to the Value on the Valuation Date of the REIT Shares Amount.

13.  Conversion of Class A Common Units upon Acquisition by General Partner. In the event the General Partner acquires any of the Class A Common Units in connection with the exercise by a holder of the Redemption Right, such Class A Common Units acquired by the General Partner shall automatically be converted into an equal number of Common Units.

Schedule A

Name and Address	Number of Class A Common Units
Fortress Brookdale Acquisition LLC c/o Fortress Investment Group LLC 1251 Avenue of the Americas, 16th Floor New York, New York 10020 Attention: Mr. Randal A. Nardone	1,824,377